EXHIBIT 99.1

Appleton Reports First Quarter 2003 Results

(Appleton, Wis., May 7, 2003)  Appleton today reported its results for the first quarter 2003. Net sales for the first quarter ended March 30, 2003, were $204.2 million compared to sales of $224.6 million for the same quarter of 2002. Appleton reported net income for the first quarter of 2003 of $7.8 million compared to $10.5 million for the same quarter of 2002.

Interest expense for the first quarter of fiscal 2003 decreased $5.8 million compared to the same quarter in 2002 due to the significant amount of debt repayment and the refinancing the Company completed in 2002. During the first quarter of 2003, Appleton repaid $18.6 million in mandatory principal amount of its senior term loans. Appleton also paid $10.8 million in mandatory principal payments in the first week of April.

Business Units

In the first quarter 2003, shipments of carbonless products, which account for the majority of the Company’s coated solutions segment, decreased 10 percent compared to the same quarter in 2002. This volume decline met Company expectations, especially in light of the uncertainty created by the weak U.S. economy and the Iraq war. Rising costs of energy and raw materials, however, put pressure on margins of coated solutions products.

Development of the Company’s digital products business, which is also an element of the coated solutions segment, continued on track with the qualification of two new products. The expanded digital product portfolio will help the Company meet identified market needs.

Shipments of technical products were up 5 percent for the first quarter 2003 compared to the same quarter in 2002. Volume gains included providing lottery ticket products for the states of Delaware, California and Georgia. Net sales remained flat from quarter to quarter due to ongoing competitive pricing pressures.

Market response to the Company’s security solutions offerings continues to grow, as does Appleton’s presence within certain security market segments such as government documents and vital records.

Appleton’s security products produced a 13 percent increase in shipments for the first quarter 2003 compared to the same quarter in 2002.

During the first quarter Appleton increased its spending for research and development, new business development and acquisitions as part of its strategy to invest in growth opportunities and future revenue streams.

Acquisitions

The Company’s increased investment in research and development, new business development and acquisitions activity complements Appleton’s efforts to acquire technology to enable the Company to leverage its expertise in coating applications and offset the decline in revenue from its carbonless business. On April 30, Appleton acquired two privately held Wisconsin-based companies, C&H Packaging Company, Inc. and American Plastics Company, Inc. Appleton paid $49.9 million in cash and acquired debt for the two companies. In 2002, C&H Packaging and American Plastics generated approximately $40 million in combined net sales.

C&H Packaging prints and converts flexible plastic packaging materials for companies in the food processing, household and industrial product, and medical device industries. American Plastics produces high-quality, custom multilayered films and commercial packaging. American Plastics’ knowledge of films and barrier technology and C&H Packaging’s portfolio of products will complement Appleton’s expertise in coating and microencapsulation.

Earnings release conference call

Appleton will host a conference call to discuss its first quarter 2003 results Thursday, May 8 at 11:00 a.m. ET. The call will be broadcast through its Web site, www.appletonideas.com/investors

A replay will be available for 10 days.

About Appleton

Appleton creates product solutions through its development and use of coating formulations and applications and encapsulation technology. The company produces carbonless, thermal, security, digital and performance packaging products. Appleton is headquartered in Appleton, Wisconsin, and has manufacturing operations in Wisconsin, Ohio and Pennsylvania, employs approximately 2,650 people, and is 100 percent employee-owned. For more information visit www.appletonideas.com

Media Contact:

Bill Van Den Brandt

Manager, Corporate Communications

920-991-8613

bvandenbrandt@appletonideas.com

Notice regarding forward-looking statements

This news release contains forward-looking statements.  The words “will,” “believes,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans,” or similar expressions are intended to identify forward-looking statements.  All statements in this news release other than statements of historical fact, including statements which address our strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appleton expects or anticipates will occur, are forward-looking statements.  All forward-looking statements speak only as of the date on which they are made.  They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside of Appleton’s control, that could cause actual results to differ materially from such statements.  These risks and uncertainties include, but are not limited to, the factors listed under the heading “Risk Factors” in Appleton’s 2002 Annual Report on Form 10-K.

Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Appleton Papers Inc. is a wholly owned subsidiary of Paperweight Development Corp. Paperweight Development has guaranteed Appleton’s senior credit facilities and senior subordinated notes.  All financial information contained in the following tables are presented for Paperweight Development on a consolidated basis.

Table 1

Appleton Papers Inc.

Consolidated Statements of Operations

(dollars in thousands)

	For the	For the
	Three Months Ended	Three Months Ended
	March 30, 2003	March 31, 2002
	(unaudited)	(unaudited)

Net sales	$ 204,238	$ 224,576

Cost of sales	144,780	155,237

Gross profit	59,458	69,339

Selling, general and administrative	38,350	39,853

Operating income	21,108	29,486

Interest expense	13,550	19,373
Interest income	(83)	(372)
Other (income) expense	(221)	(80)

Income before income taxes	7,862	10,565
Provision for income taxes	91	79

Net income	$ 7,771	$ 10,486
	===============	===============

Other Financial Data:

Operating income	$ 21,108	$ 29,486
Depreciation and amoritization	17,398	16,998